Exhibit (n)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-286321 on Form N-2 of our report dated May 29, 2026, relating to the financial statements and financial highlights of Adams Street Private Equity Navigator Fund appearing in Form N-CSR of Adams Street Private Equity Navigator Fund for the year ended March 31, 2026, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York

July 28, 2026